Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered on September 30, 2004, effective as of September 14, 2004 (the “Effective Date”), by and among Aegis Communications Group, Inc., a Delaware corporation (the “Parent”), Advanced Telemarketing Corporation, a Nevada corporation (“ATC”), IQI, Inc., a New York corporation (“IQI”) (together, ATC and IQI are referred to as the “Company”), and Richard Nelson Ferry (“Employee”).

RECITALS:

The Company and the Parent desire to employ Employee under the terms and conditions of this Agreement.  Employee represents that as of the effective date of this Agreement, Employee is free from any other obligation of continuing employment with his former employer.

Employee desires employment by the Company and the Parent under the terms and conditions of this Agreement and further desires to be granted access to the Company’s and the Parent’s proprietary information.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

1.               Employment.  Subject to the terms and conditions set forth in this Agreement, each of the Company and the Parent employ Employee, and Employee accepts such employment by the Company and the Parent.

2.               Duties of Employee.

(a)          Employee will initially serve in the capacity of Chief Executive Officer of each of the Company and the Parent, subject in each case to the reasonable supervision of the respective Boards of Directors of the Company and the Parent.  In such capacity, Employee will have all necessary powers to discharge his responsibilities, subject in each case to the supervision and control of the Board of Directors.  Employee will report to the respective Boards of Directors of the Company and the Parent.  The respective Boards of Directors of the Company and the Parent may from time to time redefine the title and duties of the Employee hereunder in furtherance of the business of the Company and the Parent.

(b)         During the term of this Agreement, Employee will devote his full business time and effort to the performance and his duties and responsibilities as hereunder.  Notwithstanding the foregoing, Employee may spend reasonable amounts of time on his personal civic and charitable activities that do not interfere with the performance of his duties and responsibilities to the Company and the Parent.

(c)          Employee will comply with the written rules and regulations of the Company and the Parent respecting their businesses and perform the reasonable directives and policies of the Company and the Parent as they may from time to time be stated to Employee verbally or in writing by the Board of Directors of each corporation.

(d)         Employee will comply with the Company and Parent policy regarding maintenance of accurate business records as may from time to time be required by the Company or the Parent.  Such records may be examined by the Company or the Parent, as the case may be, at all reasonable times after written request is delivered to Employee.  Any such document will be delivered to the Company or the Parent, as the case may be, promptly upon request.

/s/ R.F.	/s/ P.S.
Employee	Parent & Co.

(e)          Employee agrees not to solicit or receive any income or other compensation from any third party in connection with his employment with the Company and the Parent.  The Employee agrees, upon written request by the Company or the Parent, to render an accounting of all transactions relating to his business endeavors during the term of his employment hereunder.

3.               Term.  The term of this Agreement (the “Term”) will commence on the Effective Date and continue thereafter until terminated in accordance with Section 8 of this Agreement.

4.               Salary.  Commencing on the Effective Date, the Parent will pay Employee an annual base salary in the initial amount specified in Annex A attached hereto, which salary will be payable in installments in accordance with the Parent’s standard payroll practice, but not less than bi-weekly.  Such base salary will not include any benefits made available to Employee or any contributions or payments made on his behalf pursuant to any employee benefit plan or program of the Parent, including any health, disability or life insurance plan or program, 401K plan, cash bonus plan, stock incentive plan, retirement plan or similar plan or program of any nature.  Employee’s performance and base salary will be reviewed by the Parent’s Board of Directors at least annually and, in the discretion of the Parent’s Board of Directors or the compensation committee thereof, may be increased (but not decreased without Employee’s consent) by such amount as the Parent’s Board of Directors or such committee shall determine.  The Company will have no separate salary obligation to Employee.

5.               Bonus Compensation.  The Parent may pay to Employee performance based bonuses in accordance with any bonus plans from time to time adopted by the Board of Directors.  The bonus plan described in Annex A is initially applicable to Employee.

6.               Employee Benefits.  During the term of this Agreement, the Parent will provide Employee with all benefits made available from time to time by the Parent to its employees generally and to executive officers who hold positions similar to that of Employee, such benefits to be in accordance with the Parent’s policies.

7.               Reimbursement of Expenses.  The Parent will reimburse Employee, in accordance with Parent and Company policy, for all expenses actually and reasonably incurred by him in the business interests of the Parent or the company.  Reimbursement will be made to Employee upon appropriate documentation of such expenditures in accordance with the Parent’s written policies.

8.               Termination.

(a)          Employee shall be deemed an “at will” employee of the Company and the Parent, and either the Company or the Parent will be entitled to terminate Employee’s employment at any time with our without Cause (as defined in this Section 8), except as expressly provided in Sections 9 and 10.  If the Parent or the Company terminates Employee’s employment without Cause, the Parent will continue to pay Employee’s then current base salary as severance compensation for a period of (i) until the Employee has completed one year of service hereunder, three month, and (ii) thereafter, six months.  The Company will have no separate obligation to Employee with respect to severance compensation.  If Employee dies, is unable to perform his duties and responsibilities as a result of disability that continues for 120 consecutive days or more or that exists for 180 days in any twelve month period, voluntarily resigns from the Company or the Parent or is terminated for Cause, the Parent will pay Employee (or his estate, executor or legal representative, as appropriate) any salary that has accrued to the date employment ceases, and the Parent’s obligations to pay additional salary or cash compensation or benefits will terminate as of such date.

/s/ R.F.	/s/ P.S.
Employee	Parent & Co.

(b)         If, within one year following a Change of Control, the Parent or the Company terminates Employee’s employment without Cause or substantially diminishes the duties and responsibilities of Employee, then all unvested options, if any, previously granted to Employee shall become immediately exercisable by Employee.  For purposes hereof, “Change of Control” shall mean (i) a merger or consolidation of the Parent in which the shareholders of the Parent immediately preceding such transaction own less than 50% of the surviving entity, or (ii) a sale of all or substantially all of the assets of the Parent.

(c)          For purposes of this Agreement, “Cause” will mean the occurrence of any of the following events:

i.              Performance by Employee of any willful misconduct relating to the activities of the Company or the Parent, or commission by Employee of any illegal or fraudulent acts or criminal conduct which in the opinion of the Parent’s Board of Directors will have or is reasonably likely to have a material adverse effect on the profitability, reputation or goodwill of the Company or Parent;

ii.           A conviction of or nolo contendere plea by Employee for any criminal acts involving moral turpitude having or reasonably likely to have a material adverse effect upon the Company or the Parent, including, without limitation, upon their profitability, reputation or goodwill;

iii.        Willful or grossly negligent failure by Employee to perform his duties in a manner consistent with the Company’s or the Parent’s best interests;

iv.       Willful refusal by Employee to carry out reasonable instructions of the Company’s or the Parent’s Board of Directors not inconsistent with the provisions of this Agreement;

v.          Violation by Employee of the covenants and agreements contained in Sections 9, 10 or 11 of this Agreement; or

vi.       Any other material breach of Employee’s obligations hereunder, which he fails to cure within thirty (30) days after receiving written notice thereof.

9.               Confidential Information.  The Company and the Parent covenant and agree that, immediately following the Effective Date (and prior to termination of this Agreement for any reason), the Company and the Parent will disclose to the Employee substantial Confidential Information (as defined herein) relating to the business conducted and to be conducted by the Company and the Parent.  Employee agrees that he will not, except in the normal and proper course of his duties hereunder, disclose or use, or authorize any third party to disclose or use, any such Confidential Information without the prior written approval of the Board of Directors of the Company and the Parent.  As used in this Section 10, “Confidential Information” means information about any customer’s, supplier’s, the Company’s or the Parent’s business methods, plans, operations, products, processes or services including, but not limited to, information relating to research, development, inventions, recommendations, programs, systems, and systems analyses, flow charts, finances and financial statements, marketing plans and strategies, merchandising, pricing strategies, merchandise sources, client sources, system designs, procedure manuals, automated date programs, financing methods, financial projections, terms and conditions or arrangements of any business, computer software, terms and conditions of business arrangements with client s or suppliers, reports, personnel procedures, supply and services resources, names and addresses of clients, the Company’s or the Parent’s contacts, names of professional advisors, and all other information

/s/ R.F.	/s/ P.S.
Employee	Parent & Co.

pertaining to clients and suppliers, assets, business interests, personnel data and all other information pertaining to the Company or the Parent, clients or suppliers whatsoever, including all accompanying documentation therefore.  All information disclosed to Employee, or to which Employee has access during the period of his employment, which is treated by the Employer as Confidential Information, will be presumed to be Confidential Information hereunder.  Confidential Information will not, however, include information that (i) is publicly known or becomes publicly known through no fault of Employee, (ii) is generally or readily obtainable by the public, (iii) constitutes general skills, knowledge and experience acquired by Employee before his employment with the Company and the Parent.

Employee agrees that all documents of any nature pertaining to activities of the Company, the Parent or their affiliates, or that include any Confidential Information, in his possession now or at any time during the term of his employment, including without limitation, memoranda, notebooks, notes, data sheets, records and computer programs are and will be the property of such entity and that all copies thereof will be surrendered to the appropriate entity upon termination of his employment.

10.         Restrictive Covenants.

(a)          Upon execution of this Agreement, the Company and the Parent become contractually obligated, during the term of this Agreement for any reason, to (i) provide Employee access to and the benefit of special training and Confidential Information regarding the Company’s and the Parent’s business of providing inbound and outbound telemarketing and customer care services (whether conducted by telephone or the internet), providing market research services and providing consulting, design, planning, implementation and evaluation with respect to such telemarketing and research services (collectively, the “Business”), and (ii) enable Employee to represent the Company, the Parent and their affiliates in developing contacts and relationships with other persons and entities in connection with the Business including but, not limited to, customers, potential customers and other employees.  To protect the interests of the Company and the Parent in this Confidential Information and in these contacts and relationships, Employee agrees and covenants that during the term of his employment by the Company and the Parent, and for a period of one year after the termination of such employment for any reason, without prior written approval of the Company and the Parent, Employee will not, directly or indirectly, either as an individual or as an employee, partner, officer, director, shareholder, advisor, consultant or any other capacity whatsoever (other than the direct or indirect ownership of less than 1% of the equity securities of a publicly held corporation), conduct or assist others in conducting any business or activity that competes with the Business in the United States of America; provided, however, that nothing contained in this Section 10(a) shall preclude Employee from becoming (or continuing as) a partner in EMF Partners, a                             partnership, subsequent to the termination of his employment by the Company and the Parent.

(b)         Employee agrees that for a period of one year after the termination of his employment for any reason, Employee will not, without prior written approval of the Company and the Parent, (i) recruit, hire, assist others in recruiting or hiring, discuss employment with or refer to others for employment any person who is, or within the 12 month period immediately preceding the date of any such activity was, an employee of the Company or the Parent or their affiliates, or (ii) solicit or otherwise contact, or assist others in soliciting or otherwise contacting, any person who is, or within the 12 month period immediately preceding the date of any such activity was, a customer of the Company or the Parent or their affiliates.

(c)          Employee acknowledges and agrees that the covenants contained in this Section 10 are reasonable as to time, area and scope of activities prohibited and are necessary to

/s/ R.F.	/s/ P.S.
Employee	Parent & Co.

protect the legitimate business interests of the Company, the Parent and their affiliates.  It is further agreed that such covenants will be regarded as divisible and, if any part of such covenants are declared invalid, unenforceable, or void as to time, area or scope of activities, the validity and enforceability of the remainder will not be affected.

(d)         If Employee violates the restrictive covenants of this Section 10 and the Company or the Parent brings legal action for injunctive or other relief, neither the Company nor the Parent will be deprived of the benefit of the full period of the restrictive covenant, as a result of the time involved in obtaining the relief.  Accordingly, Employee agrees that the restricted period following the term of employment will have duration of one year, and the regularly scheduled expiration date of such covenant will be extended by the same amount of time that Employee is determined to have violated such covenant.

11.         Inventions; Developments.  Employee agrees to notify the Company and the Parent of any discovery, invention, innovation, or improvement which is related to the Business or to the business of any customer or supplier (collectively called “Developments”) conceived or developed by Employee during the term of the Employee’s employment.  Developments will include, without limitation, developments in computer software, logical systems, algorithms, and any or all other intellectual properties related to the Business.  All Developments, including but not limited to all written documents pertaining thereto, will be the exclusive property of the Company or the Parent, as the case may be, and will be considered Confidential Information subject to the terms of this Agreement.  Employee agrees that, when appropriate, and upon written request of the Company or the Parent, as the case may be, the Employee will acknowledge that Developments are “works for hire” and will file for patents or copyrights with regard to any or all Developments so requested by the Company or the Parent and will sign documentation necessary to evidence ownership of Developments in the Company or the Parent, as the case may be.

12.         Exit Interview.  To insure a clear understanding of this Agreement, including, but not limited to, the protection of the Company’s and the Parent’s business interests, Employee agrees, at no additional expense to the Company and the Parent, at a mutually acceptable time and place to engage in an exit interview with the Company and the Parent prior to Employee’s departure from the Company and the Parent.

13.         Miscellaneous.

(a)          Any notice, demand or request required or permitted to be given or made under this Agreement will be in writing and will be deemed given or made when delivered in person, when sent by United States registered or certified mail, or postage prepaid, or when telecopied to a party at its address or telecopy number specified below:

If to the Parent or the Company:

Aegis Communications Group, Inc.

7880 Bent Branch Drive

Suite 150

Irving, Texas  75063

Attention:  Chairman of the Board of Directors

Telecopy number:  972-868-0267

/s/ R.F.	/s/ P.S.
Employee	Parent & Co.

If to Employee:

Richard Nelson Ferry

[                                        ]

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The parties to this Agreement may change their addresses for notice in the manner provided above.

(b)         All section titles and captions in this Agreement are for convenience only, will not be deemed part of this Agreement, and in no way will define, limit, extend or describe the scope or intent of any provisions hereof.

(c)          Whenever the context may require, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs will include the plural and vice versa.

(d)         The parties will execute all documents, provide all information and take or refrain from taking all actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

(e)          This Agreement will be binding upon and inure to the benefit of the parties hereto, their representatives and permitted successors and assigns.  Except for the provisions of Sections 9, 10 and 11 of this Agreement, which are intended to benefit the Company’s and the Parent’s affiliates as third party beneficiaries, or as otherwise expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties to this Agreement, their respective representatives and permitted successors and assigns, any rights, remedies or obligations under or by reason of this Agreement.

(f)            This Agreement constitutes the entire agreement among the parties hereto pertaining to the specific subject matter hereof and understandings pertaining thereto.

(g)         None of the provisions of this Agreement will be for the benefit of or enforceable by any creditors of the parties, except as otherwise expressly provided herein.

(h)         No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute waiver of any such breach or any other covenant, duty, agreement or condition.

(i)             This Agreement may be executed in counterparts, all of which together will constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

(j)             THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.  All claims, disputes, and controversies arising out of or relating to this Agreement or the performance, breach, validity, interpretation, application or enforcement hereof, including any claims for equitable relief or claims based on contract, tort, statute, or any alleged breach, default, or misrepresentation in connection with any of the provisions hereof, will be resolved by binding arbitration.  Provided, however, an aggrieved party may petition a federal or state court of competent jurisdiction in Dallas County, Texas for injunctive or other equitable relief in the event of an alleged breach of Section 9, 10, or 11 of this Agreement.  A party may initiate arbitration by sending written notice of its intention to arbitrate to the other

/s/ R.F.	/s/ P.S.
Employee	Parent & Co.

party and to the American Arbitration Association (“AAA”) office located in Dallas, Texas (the “Arbitration Notice”).  The Arbitration Notice will contain a description of the dispute and the remedy sought.  The arbitration will be conducted at the offices of the AAA in Dallas, Texas before an independent and impartial arbitrator who is selected by mutual agreement, or, in the absence of such agreement, before three independent and impartial arbitrators, of whom each party will appoint one, with the third being chosen by the two appointed by the parties.  In no event may the demand for arbitration be made after the date when the institution of a legal or equitable proceeding based on such claim, dispute, or other matter in question would be barred by the applicable statute of limitations.  The arbitration and any discovery conducted in connection therewith will be conducted in accordance with the Commercial Rules of arbitration and procedures established by AAA in effect at the time of the arbitration, including without limitation the expedited procedures set forth therein (the “AAA Rules”).  The decision of the arbitrator(s) will be final and binding on all parties and their successors and permitted assignees.  The judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  The arbitrator(s) will be selected no later than 30 days after the date of the Arbitration Notice.  The arbitration hearing will commence no later than 60 days after the arbitrator(s) is selected.  The arbitrator(s) will render a decision no later than 30 days after the close of the hearing, in accordance with AAA Rules.  The arbitrator’s fees and costs will conform to the then current AAA fee schedule and will be borne equally by the parties.

(k)          If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the parties will be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement will be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objectives.

(l)             No supplement, modification or amendment of this agreement or waiver of any provision of this Agreement will be binding unless executed in writing by all parties to this Agreement.  No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision of this Agreement (regardless of whether similar), nor will any such waiver constitute a continuing wavier unless otherwise expressly provided.

(m)       Employee acknowledges and agrees that the Company and the Parent would be irreparably harmed by any violation of Employee’s obligations under Sections 9, 10 or 11 hereof and that, in addition to all other rights or remedies available at law or in equity, the Company and the Parent will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation.  The provisions of Sections 9, 10 and 11 hereof will survive any termination of this Agreement, in accordance with their terms.

(n)         No party may assign this Agreement or any rights or benefits there under without the written consent of the other parties to this Agreement.

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/s/ R.F.	/s/ P.S.
Employee	Parent & Co.

EXECUTED on this 30th day of September, 2004.

AEGIS COMMUNICATIONS GROUP, INC.

By:	/s/ Pramod Saxena
Pramod Saxena
Chairman of the Compensation Committee of the Board of Directors

ADVANCED TELEMARKETING CORPORATION

By:	/s/ Pramod Saxena
Pramod Saxena
Authorized Signatory

IQI, INC.

By:	/s/ Pramod Saxena
Pramod Saxena
Authorized Signatory

/s/ Richard Nelson Ferry
Richard Nelson Ferry

/s/ R.F.	/s/ P.S.
Employee	Parent & Co.

ANNEX A

TO EMPLOYMENT AGREEMENT

OF RICK FERRY

Initial Compensation and Bonus

A.           INITIAL BASE SALARY:  $250,000 per year

B.             INITIAL STOCK OPTIONS.  Upon the Parent’s adoption of an employee stock option plan, Employee will be granted options to purchase 6,900,000 shares of the Common Stock of the Parent at a price equal to the closing market price of the Common Stock on the date of grant.  The options will vest in three equal annual installments and terminate ten years from the date of grant.

C.             FIRST YEAR BONUS:  Based upon performance targets established by the Board of Directors, following the first anniversary of the Agreement the Employee will receive a bonus in an amount equal to (i) 50% of base salary if at least 100% of the performance targets are achieved, (ii) 70% of base salary if at least 120% of the performance targets are achieved, and (iii) 100% of base salary if at least 135% of the performance targets are achieved.  Any such bonus will be paid 50% in cash and 50% in shares of the Common Stock (based on the closing market price of the Common Stock on the first anniversary of this Agreement), subject to withholding from the cash portion for applicable federal and state income and employment taxes.

D.            BONUS(ES) FOR SUBSEQUENT YEAR(S):  For subsequent years, Parent may, in its sole and absolute discretion, pay annual performance based cash bonuses as, when, and in the amount determined in the sole and absolute discretion of the Parent’s Board of Directors or Compensation Committee.

/s/ R.F.	/s/ P.S.
Employee	Parent & Co.